China Green Agriculture, Inc. Expects to Exceed Revenue Guidance for Fiscal Year 2009

Company Provides Business Outlook for Fiscal Year 2010

China Green Agriculture, Inc. (NYSE Amex: CGA; "China Green Agriculture" or "the Company"), a leading producer and distributor of humic acid ("HA") based liquid compound fertilizer through its wholly owned subsidiary, Shannxi TechTeam Jinong Humic Acid Product Co., Ltd., today announced that the Company expects to exceed the high end of its previously announced revenue guidance of $32.8 million to $33.3 million due to strong sales from its green fertilizer products in the fiscal fourth quarter of 2009. The Company now expects revenues in excess of $34 million for fiscal year 2009; a record for the company. Fiscal year 2009 and fourth quarter financial results will be reported in mid-September 2009.

"We are extremely pleased with our business momentum which enabled us to exceed our previously announced revenue guidance for the 2009 fiscal year," stated Mr. Tao Li, Chairman and CEO of China Green Agriculture. "China Green Agriculture continues to gain market share while further establishing our position as a leading green fertilizer player in our industry. We are confident that our extensive distribution network, cohesive marketing strategy and sustained market demand for our green fertilizer products, will enable us to deliver incremental revenue and earnings growth for our company during fiscal year 2010.”

Business Outlook

Recently, China Green Agriculture, Inc. completed a $28.8 million common stock offering. As stated previously, the Company intends to use all of the net proceeds to expand its existing research and development facilities through the construction of new intelligent green-houses, research and training centers. The Company estimates that these new facilities will require an aggregate investment of approximately $38.6 million over the course of two years.

The Company plans to build 12 new greenhouses over a 539-mu (approximately 88 acres) parcel of land to expand output of high quality agricultural products for commercial sale while providing an advanced testing field for new fertilizer products. The new facility will continue to increase the Company’s capability to produce more products while shortening the new product development cycle, which allows the company to get products to market quickly, thus increasing revenues and market share. In addition to developing new humic acid based fertilizer products, the Company is planning to develop other agricultural derivatives from humic acid, such as humic-acid based organic pesticides, which can provide additional revenue sources and increase profitability. The new facility is expected to reach full capacity in 2013.

The expanded research and development efforts will also support the new 40,000 metric ton production facility, which is the cornerstone of the Company’s growth strategy. China Green Agriculture currently only manufactures liquid fertilizer products; however the new production facility is capable of producing both liquid and highly concentrated fertilizer (i.e. powder fertilizer). The Company expects to reach full utilization of its 55,000 metric ton capacity over the next three years after the new production facility commences operations in August of 2009. Sales volume is expected to increase 40-45% with a utilization rate of 35%-38% by the end of the fiscal year 2010. Formal guidance for 2010 will be provided by management with the fourth quarter and fiscal year 2009 earnings announcement scheduled for mid-September.

"Our new greenhouse facilities will further equip our research and development team to introduce new products to meet the growing demand for green foods while bringing our products to the market quickly," stated Mr. Tao Li, Chairman and CEO of China Green Agriculture. "Our proprietary R&D platform coupled with our strong marketing and after sales support have allowed us to promptly generate revenue as we continue to expand our market share over the next 3-5 years."

About China Green Agriculture, Inc.

China Green Agriculture, Inc. produces and distributes humic acid ("HA") based liquid compound fertilizer through its wholly owned subsidiary, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd., ("TechTeam"). TechTeam produces and sells over 100 different kinds of fertilizer products per year. All of TechTeam's fertilizer products are certified by the PRC government as green products and suitable for growing Grade AA "green" foods, also known as green products that contain little or no chemical materials, as stated by the China Green Food Research Center. TechTeam's fertilizers are highly concentrated liquids which require an application of approximately 120 ml per mu per application. Its average end user has approximately four mu of land (one mu = .165 acres).

China Green Agriculture currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 27 provinces in the PRC. The leading five provinces by revenue for the three months ended March 31, 2009 are Shaanxi (12.2%), Shandong (10.6%), Anhui (6.2%), Xinjiang (6.0%) and Henan (5.4%), which in total accounted for 40.5% of our total fertilizer sales from the sale of our fertilizer products. For more information, visit http://www.cgagri.com.

Safe Harbor Statement
This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

In the US:
China Green Agriculture, Inc.
Ms. Ying Yang, Chief Financial Officer
Tel:   +1-626-623-2575
Email: yangying@techteam.com.cn

OR

HC International, Inc.
Ted Haberfield, Executive VP
Tel:   +1-760-755-2716
Email: thaberfield@hcinternational.net

In China:
China Green Agriculture, Inc.
Mr. Jonnie Wang, Secretary of Board, Investor Relations Officer
Tel:   (86-29)88266368
Email: wangxilong@techteam.com.cn